Exhibit 17.2

RESIGNATION

MORGAN BEAUMONT, INC.

(fka Pan American Energy Corp.)

TO: Morgan Beaumont, Inc.

(fka Pan American Energy Corp.)

2280 Trailmate Drive,

Sarasota, FL 34143

I, Korina Houghton, hereby resign as a Director, Officer and/or any other position which I may currently hold in Morgan Beaumont, Inc, (fka Pan American Energy Corp.), effective as of the close of the meeting of directors held on the date below.

Dated this 6th day of August, 2004, as of 12:00 p.m. MST.

/s/ Korina Houghton

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By: Korina Houghton